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Exhibit 10.1(i)

Amendment No. 1 to
Anthem 2001 Stock Incentive Plan

        Pursuant to rights reserved under Section 15 of the Anthem 2001 Stock Incentive Plan (the "Plan"), the Board of Directors of Anthem, Inc. hereby amends the Plan effective April 25, 2002, as follows:

        1.    Section 11(c) of the Plan is amended and restated in its entirety to read as follows:

        (c)    Receipt of Fees In Stock

          (i)    The Board may elect to pay an Eligible Director up to 100% of his or her Retainer Fees in shares of Company Stock. The amount of Retainer Fees to be paid to an Eligible Director during each calendar quarter shall be determined on the first day of the applicable quarter. The number of shares of Company Stock to be issued as Retainer Fees shall be determined by multiplying the applicable percentage of Retainer Fees that the Board has elected to pay an Eligible Director in Company Stock times the Retainer Fees otherwise payable for the quarter and dividing the product by the Fair Market Value of the Company Stock on the first day of the quarter. If this formula produces a fractional share, the Eligible Director may be paid in cash the Fair Market Value of the fractional share.

          (ii)    An Eligible Director may elect to receive up to 100% of his or her Fees in shares of Company Stock (a "Stock Election"). A Stock Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the Annual Meeting for the Plan Year to which the Stock Election pertains. Except as provided in this Section 11, a Stock Election may be revoked prior to the last day of any calendar quarter for all calendar quarters beginning after the revocation. A Stock Election must specify the applicable percentage of the Fees that the Eligible Director wishes to receive in shares of Company Stock (the "Designated Percentage"). If a Stock Election is made, the amount of Fees to be paid to an Eligible Director during each calendar quarter shall be determined on the first day of the applicable quarter. The number of shares of Company Stock to be issued in lieu of the Fees shall be determined by multiplying the Designated Percentage times the Fees otherwise payable for the quarter and dividing that product by the Fair Market Value of the Company Stock on the first day of the quarter. If this formula produces a fractional share, the Eligible Director may be paid in cash the Fair Market Value of the fractional share.

        2.    All other terms and provisions of the Plan shall remain in full force and effect.

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  Exhibit 10.1(i)
Amendment No. 1 to Anthem 2001 Stock Incentive Plan